UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2022

WATERMARK LODGING TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

000-55461 (Commission File Number)	46-5765413 (IRS Employer Identification No.)

150 N. Riverside Plaza Chicago, Illinois (Address of principal executive offices)	60606 (Zip code)

Registrant's telephone number, including area code: (847) 482-8600

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced acquisition of Watermark Lodging Trust, Inc. (the "Company") by private real estate funds managed by affiliates of Brookfield Asset Management Inc. (the "Mergers"), the Company has implemented certain employment arrangements that are described in the definitive proxy statement with respect to the Mergers filed by the Company with the Securities and Exchange Commission on June 15, 2022.

The Company has adopted an amended and restated retention and severance plan, effective June 17, 2022 (the "Amended Plan"), for certain employees other than the Company's chief executive officer. The Amended Plan supersedes in its entirety the Company's prior employee retention and severance plan, which became effective on November 10, 2021 (the "Prior Plan").

Under the retention portion of the Amended Plan, senior management will be entitled to (i) cash awards payable on the earlier of (x) the 18-month anniversary of the commencement of the Prior Plan and (y) the three-month anniversary of a change in control transaction involving the Company, including the Mergers, and (ii) cash awards payable within 90–180 days of either (x) the closing of the Mergers and (y) the termination of the Agreement and Plan of Merger, dated as of May 6, 2022, relating to the Mergers. Retention awards payable to the Company's named executed officers under the Amended Plan are $1,450,000 for Mr. Brendan Medzigian and $1,300,000 for Mr. Samuel Zinsmaster. These amounts include $550,000 and $400,000 that were originally awarded to Messrs. Medzigian and Zinsmaster, respectively, under the Prior Plan.

Under the severance portion of the Amended Plan, senior management will be entitled to a cash payment equal to one times their annual base salary and target annual bonus if (x) they are terminated without cause, (y) they resign voluntarily with good reason or (z) they resign voluntarily for any reason within 30 days following the 90th- or 180th-day anniversary of the closing of the Mergers. Severance awards payable to the Company's named executive officers are $866,667 for Mr. Brendan Medzigian and $800,000 for Mr. Zinsmaster (unchanged from the Prior Plan) and $900,000 that will be awarded to each of Messrs. Medzigian and Zinsmaster under the Amended Plan.

Certain employees who are not members of senior management will also participate in the Amended Plan and will be eligible to receive (i) a cash retention award payable on the earlier of (x) the 18-month anniversary of the commencement of the Amended Plan and (y) the three-month anniversary of a change in control transaction involving the Company, excluding the Mergers, and (ii) a cash payment equal to (x) 4 months of their annual base salary plus a prorated target annual bonus and (y) 4 months of continued participation in the Company's health plan, if they are terminated under specified circumstances within 12 months after a change in control transaction involving the Company, including the Mergers.

The Company entered into an amendment to the employment agreement of Mr. Michael Medzigian, dated June 21, 2022, which provides that if (i) the Mergers are completed and (ii) Mr. Medzigian is (x) terminated without cause, (y) resigns for good reason or (z) resigns following the 3-month period after the closing of the Mergers, Mr. Medzigian will receive (a) the maximum severance amount of $7,531,875 and (b) medical and dental insurance benefits for 18 months at the same cost as other employees of the Company.

If the Mergers are consummated, the Company will provide a tax gross-up payment to each of Messrs. Michael Medzigian, Brendan Medzigian and Zinsmaster if any of them receives, or will receive, transaction-based payments that trigger excise taxes in connection with the consummation of the Mergers under Section 4999 of the Internal Revenue Code of 1986, as amended, the amount of which will be sufficient to put each such individual in the net after-tax position that he would have been in had such excise taxes not become due and payable; provided that the maximum gross-up payment for Mr. Michael Medzigian will be $3 million.

The foregoing description of the Amended Plan and the amended employment agreement set forth under this Item 5.02 is not complete and is subject to, and qualified in its entirety by reference to, the full text of the documents, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description of Exhibit
10.1	Watermark Lodging Trust, Inc. Amended and Restated Employee Retention and Severance Plan.*
10.2	Amended and Restated Employment Agreement, dated June 21, 2022, between Watermark Lodging Trust, Inc. and Michael G. Medzigian.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2022	Watermark Lodging Trust, Inc.

	By:	/s/ Michael G. Medzigian
Michael G. Medzigian
Chairman and Chief Executive Officer